Exhibit 99.1

REPROS APPOINTS DR. JAYE THOMPSON TO BOARD OF DIRECTORS

Nola E. Masterson Appointed As Board Chair

THE WOODLANDS, Texas – November 12, 2009 – Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced that it has elected Dr. Jaye Thompson to its Board of Directors, and as a member of the Board’s Audit Committee, effective immediately.

Dr. Thompson has previously assisted Repros in many of Repros’ clinical studies and is familiar with the Company’s products and programs.  A successful entrepreneur, Dr. Thompson was the president and founder of SYNERGOS, Inc. a full service contract research organization located in The Woodlands, Texas.  Founded in 1991, SYNERGOS was acquired by inVentiv Health (NASDAQ: VTIV), as a wholly owned subsidiary in 2006.

Dr. Thompson has advised a number of the region’s leading life science companies on strategic and regulatory planning as well as clinical product development. She has directed and managed statistical analysis, data management, report writing and conduct of clinical trials for a wide variety of indications. Dr. Thompson has been actively involved in over 200 clinical trials for drugs, biologics and devices, and has been associated with numerous FDA regulatory submissions. She frequently represents sponsor companies at FDA meetings and advisory committee meetings.

Repros also announced today that Nola E. Masterson, a Board member since 2004, has been appointed as Chair of the Board of Directors, effective immediately, and that Mark Lappe, the current Chair, has resigned from the Board, effective immediately, for personal reasons.

“I am pleased that Jaye has agreed to serve on our Board,” said Joseph S. Podolski, Chief Executive Officer, and a member of the Board of Repros.  “I have worked with Jaye for over 10 years, and I believe that she will bring a significant amount of relevant expertise and insight to our company, especially in the area of clinical development of our two product candidates.”

Dr. Thompson holds a Bachelor's degree in Applied Mathematics from Texas A&M University and an MS and a PhD in Biostatistics from the University of Texas Health Science Center in Houston.  She serves on the Gulf Coast Regional Center of Innovation and Commercialization Executive Board, the MD Anderson Technology Review Committee, the Houston Community College Biotech Advisory Committee, the Lone Star College Biotechnology Advisory Board, and the BioHouston Associate Advisory Board.  She is also a member of the Society for Clinical Trials, the Drug Information Association, and the American Statistical Association.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to successfully defend itself against the class action complaints, maintain its listing on the NASDAQ Global Market or qualify for moving its listing to the NASDAQ Capital Market, raise needed additional capital in the immediate future in order for it to continue its operations on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the occurrence, timing and outcome of any meetings with the FDA, whether clinical trials of Proellex may be resumed, whether any safe and effective dose for Proellex can be determined, whether a clear clinical path for Androxal can be determined and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
Chief Executive Officer